Exhibit 23.1

LurieLLP.com O/612.377.4404 F/612.377.1325

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 14, 2016, except for “Capital Structure Change” in Note 16, as to which the date is August 31, 2016 relating to the consolidated financial statements of Cachet Financial Solutions, Inc. and Subsidiary as of and for the years ended December 31, 2015 and 2014 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

Lurie, LLP

Minneapolis, Minnesota

January 20, 2017

2501 Wayzata Boulevard • Minneapolis, MN 55405